Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on September 29, 2017 pertaining to the Performance Share Unit Plan for Designated Leaders of CGI Group Inc. and its Subsidiaries, of our reports dated November 8, 2016, with respect to the consolidated financial statements of CGI Group Inc. and the effectiveness of internal control over financial reporting of CGI Group Inc. included in its Annual Report [Form 40-F] for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP(1)
Montreal, Canada
September 29, 2017

(1) CPA Auditor, CA, public accounting permit no. A113209